Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2026, with respect to the consolidated financial statements of CuriosityStream Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report in this Registration Statement.

/s/ GRANT THORNTON LLP

Arlington, Virginia

June 16, 2026